Exhibit 99.1	CONTACT:	Mark J. Plush
Vice President and Chief Financial Officer
440-498-2618

[KEITHLEY LOGO]	Keithley Instruments, Inc.
28775 Aurora Road
Cleveland, Ohio 44139-1891
440-248-0400 • Fax: 440-248-6168
http://www.keithley.com

FOR IMMEDIATE RELEASE

BARBARA V. SCHERER JOINS KEITHLEY’S BOARD OF DIRECTORS

Cleveland, Ohio — September 3, 2004 — Keithley Instruments, Inc. (NYSE:KEI), a leader in solutions for emerging measurement needs, today announced that Barbara V. Scherer has been appointed to the Company’s Board of Directors. Ms. Scherer brings over twenty years of broad business experience, including more than seventeen years in the electronics industry. She fills a vacant seat on Keithley’s Board and will stand for election at the Company’s next annual meeting scheduled for February 12, 2005.

“We are exceptionally pleased that Barbara Scherer has joined our Board of Directors,” stated Joseph P. Keithley, Chairman, President and Chief Executive Officer of Keithley. “Her experience in the electronics industry, particularly with wireless communications, will provide an excellent resource for the Company. Her functional experience as Chief Financial Officer of a high technology public company and her proven business skills will further enhance the value of Keithley’s Board of Directors.”

Ms. Scherer, 48, is Senior Vice President, Finance & Administration and Chief Financial Officer of Plantronics, Inc. (NYSE:PLT). Plantronics introduced the first lightweight communications headset in 1962 and is recognized as the world leader in communications headsets. A publicly held company with approximately 4,000 employees, Plantronics is the leading provider of headsets to telephone companies and the business community worldwide. As CFO, Ms. Scherer is responsible for finance, tax and customs, investor relations, information technology, legal, human resources and facilities for the Company. During her tenure with Plantronics, the Company has grown approximately 115 percent by developing wireless headsets for office and consumer applications, branching into mobile and computer headset markets, expanding retail and other channels of distribution, as well as some growth through acquisitions. Prior to joining Plantronics in 1997, Ms. Scherer held various executive management positions spanning eleven years in the disk drive industry, was a consultant with The Boston Consulting Group and was a member of the corporate finance team at ARCO.

Ms. Scherer received B.A. degrees from the University of California in Santa Barbara, and her M.B.A. from the School of Management at Yale University.

About Keithley Instruments. With more than 50 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency) geared to the specialized needs of electronics manufacturers for high performance production testing, process monitoring, product development, and research. By building upon our strength in electrical measurement solutions for research, Keithley has become a production test technology leader for the semiconductor, wireless, optoelectronics, and other precision electronics segments of the worldwide electronics industry. The value we provide to our customers is a combination of precision measurement technology and a rich understanding of their applications to improve the quality, throughput, and yield of their products.

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